EXHIBIT 10.27

January 1, 2009

Jamie Haenggi

c/o Vonage America Inc.

23 Main Street

Holmdel, New Jersey 07733

RE: Terms of Employment – Section 409A Amendment

Dear Jamie:

You and Vonage America Inc. (the “Company”) are parties to an Employment Offer Letter dated as of November 8, 2006, attached hereto as Exhibit A (the “Agreement”), which sets forth the terms of your employment with the Company. As a result of recent changes to the tax laws, the Agreement is subject to section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

In order to comply with section 409A of the Code, you and the Company agree that the Agreement is hereby amended as follows:

1)	Section 3(b) is amended to add the following sentence to the end of existing text, as follows:

Your annual bonus shall be paid at the same time as the Company pays bonuses to its other executives, but in no event later than March 15 following the close of the calendar year for which such bonus was earned, in accordance with the “short-term deferral” exception under Section 409A of the Code.

2)	Section 7(f) is amended to read as follows:

(f)	You will receive severance pay equal to six months of base salary, in the event of termination of employment by the Company, not due to cause. The severance pay shall be paid in a lump sum cash payment within 30 days after your termination of employment.

23 Main Street — Holmdel, New Jersey 07733

Jamie Haenggi

January 1, 2009

3)	A new Section 7(g) is added to the end to read as follows:

(g)	This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. You shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the Company have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code. Severance pay under this Agreement is intended to comply with “severance pay” exception to section 409A of the Internal Revenue Code. If section 409A applies to payments under this Agreement, this Agreement shall be administered in accordance with section 409A, including the six-month delay for “specified employees”. Any payments under this Agreement that are required to be postponed pursuant to section 409A shall be postponed for a period of six months after termination of employment, as required by section 409A. The accumulated postponed amount, with interest as described below, shall be paid to you in a lump sum payment within ten days after the end of the six-month period. If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, with interest, shall be paid to the personal representative of your estate within 60 days after the date of your death. If amounts are postponed on account of section 409A, the postponed amounts will be credited with interest for the postponement period at the prime rate published in the Wall Street Journal on your termination date.

Distributions upon termination of employment may only be made upon a “separation from service” as determined under section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of section 409A. In no event may you, directly or indirectly, designate this calendar year of any payment to be made under this Agreement.

4)	A new Section 7(h) is added, as follows:

(h)	All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar

Jamie Haenggi

January 1, 2009

year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

5)	In all respects not amended, the Agreement is hereby ratified and confirmed.

Please confirm your agreement to this amendment by signing the enclosed copy of this letter in the space provided below and returning it to the Company.

Very truly yours,

Vonage America Inc.

By:	/s/ John A. Rego
Title:	President

CONFIRMED AND AGREED
as of the date first set forth above:

/s/ Jamie Haenggi
By:	Jamie Haenggi